Advanced Emissions Solutions Reports Fourth Quarter and Full Year 2017 Results

Higher Refined Coal Distributions, Royalty Income and Shareholder Return Initiatives Highlight
Year with Pre-Tax Income of $52.0 million and diluted EPS of $1.29
HIGHLANDS RANCH, Colorado, March 12, 2018 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Annual Report on Form 10-K and reported financial results for the fourth quarter and full year ended December 31, 2017, including information about its equity investment in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $16.5 million for the fourth quarter, up 12% from the prior year quarter, and $53.5 million for full year 2017, a 16% year-over-year increase

•	Royalty earnings from Tinuum Group were $3.2 million for the fourth quarter and $9.7 million for full year 2017, year-over-year increases of 47% and 58%, respectively

•	Tinuum Group invested tonnage was 13.3 million for the fourth quarter and 46.9 million for full year 2017

•	RC Segment operating income was $59.9 million for full year 2017, an increase of $8.6 million, or 17%, from full year 2016

•
Based on invested RC facilities as of December 31, 2017, the Company reaffirms its recently updated expected future net RC cash flows to ADES to be between $275 million and $300 million through year end 2021

•
As previously announced, during November 2017, Tinuum Group completed a sale to a third-party investor of two RC projects at coal-burning power plants that have each historically burned in excess of 3.5 million tons of coal per year and are royalty bearing to ADES, thus increasing the number of invested facilities to 17

ADES Consolidated Highlights

•	Recognized consolidated revenue of $0.5 million during the fourth quarter and $35.7 million for full year 2017

•
General and administrative operating costs (i.e., non-cost of revenue expenses) were $4.2 million for the fourth quarter and $17.6 million for full year 2017; a reduction of over 22% and 35%, respectively, from the comparable periods in 2016

•	Consolidated net income was $7.0 million for the fourth quarter and $27.9 million for full year 2017; pretax income was $18.5 million for the fourth quarter and $52.0 million for full year 2017

•
The Company recorded income tax expense of $11.5 million and $24.2 million during the fourth quarter and full year, respectively, driven by federal and state taxes, including the effects of the Tax Cuts and Jobs Act (the "Tax Act")

•	Ended 2017 with a cash balance of $30.7 million, an increase of $3.9 million since September 30, 2017

•	Returned $32.1 million to shareholders in 2017 through capital allocation initiatives

L. Heath Sampson, President and CEO of ADES commented, “At the beginning of 2017, we laid out a comprehensive set of goals and priorities for the Company. Among these priorities were: 1) the continued focus on helping Tinuum obtain tax equity investors for its remaining RC facilities; 2) completing the remaining EC equipment contracts on time, on schedule and on budget; 3) capturing an increased share of the mercury control consumables market and building out the viability of our chemicals business; 4) evaluating potential M&A opportunities within the fossil fuel power market; and 5) executing our capital allocation program to distribute and create value for our shareholders. First, we assisted Tinuum in obtaining tax equity investors for four additional RC facilities and completed equipment contracts of our legacy EC business on time, on schedule and on budget. Although the mercury control market has proven to be more competitive than we originally expected as we continue to witness broad pricing decreases due to over supply, and the uptake of our emerging specialty chemicals business was slower than we had anticipated, we did see higher full-year chemicals revenue year-over-year. As a team and with our advisors, we evaluated several potential acquisition opportunities, but remained disciplined, not finding companies that met our explicitly-stated criteria at a value we deemed appropriate. Finally, we returned over $32 million to shareholders in 2017 through ADES' first ever recurring quarterly dividend, our ongoing open-market buyback program and a successful modified Dutch tender offer.”
Sampson continued, “The fourth quarter, marked by one of the highest amounts of Tinuum distributions to ADES and the navigation of an uncertain tax reform environment, was an affirmation of our RC business and the critical role that Tinuum’s refined coal facilities play in the advancement of the U.S.’s clean energy needs. The year was also highlighted by the IRS issuance of the technical advice memorandum in the spring combined with many of the other political and tax headwinds being lifted from the coal industry. These favorable dynamics resulted in both higher royalties and distributions from Tinuum as well as a strengthened pipeline of potential tax-equity investors. In addition, despite recent contract wins within the EC business, we concluded the growth and ultimate potential of our existing product offerings in power plant emissions control are not large enough as a standalone set of products due to the smaller-than-estimated North American market and undeveloped international market. Therefore, we are updating our priorities to support Tinuum, while maintaining the longer-term option to monetize our tax assets and public platform. Our chemical technologies and knowledge are important to the future of refined coal; as such, we will opportunistically reduce expenses, and appropriately allocate resources from EC and corporate to be more focused on supporting refined coal. Additionally, we will be strategic in our pursuit of the deployment of chemical revenues to cover a portion of our expenses and maintain the assets for other strategic alternatives.”
Fourth Quarter & Full Year Results
Fourth quarter revenues and costs of revenues were $0.5 million and $0.6 million, compared with $3.6 million and $3.5 million respectively, in the fourth quarter of 2016. Full year 2017 revenues and costs of revenues were $35.7 million and $31.9 million, compared with $50.6 million and $39.8 million, respectively, for full year 2016. The decrease in revenues during both the fourth quarter and full year 2017 was primarily the result of the expected completion of fewer equipment contracts as the regulatory deadline for compliance has passed, partially offset by an overall increase in chemical sales.
Fourth quarter other operating expenses were $4.2 million, a decrease of 22% compared to $5.4 million in the fourth quarter of 2016. Full year other operating expenses were $17.6 million, a decrease of 35% compared to $26.9 million for full year 2016. The decreases during both the fourth quarter and full year 2017 were primarily the result of cost containment initiatives. The full year results were also positively impacted by the conclusion of our restatement efforts in the first half of 2016.
Fourth quarter earnings from equity method investments were $17.8 million, compared to $15.5 million for the fourth quarter of 2016. Full year earnings from equity method investments were $53.8 million, compared to $45.6 million for full year 2016.
Fourth quarter royalty earnings from Tinuum Group were $3.2 million, compared to $2.2 million for the fourth quarter of 2016. Full year royalty earnings from Tinuum Group were $9.7 million, compared to $6.1 million for full year 2016. Both fourth quarter and full year 2017 increases were the result of an increase in invested RC facilities, RC tonnage and royalty earnings per ton.
Fourth quarter interest expense was $1.0 million, compared to $0.6 million for the fourth quarter of 2016. Full year interest expense was $3.0 million, compared to $5.1 million for full year 2016. The fourth quarter increase from 2016 is a result of an increase in 453A interest expense due to an increase in invested RC facilities. The full year decrease from 2016 was the result of the payoff of a credit facility during June 2016.
Income tax expense for the fourth quarter was $11.5 million, compared to a benefit of $61.7 million for the fourth quarter of 2016. The full year tax expense was $24.2 million, compared to a benefit of $60.9 million for full year

2016. The full year 2017 impacts were the result of statutory federal and state taxes of $19.9 million as well as the incremental impacts of the Tax Act of $5.8 million.
Net income for the fourth quarter was $7.0 million, compared to net income of $75.8 million for the fourth quarter of 2016. Net income for the full year was $27.9 million, compared to net income of $97.7 million for full year 2016. The decrease in net income for both the fourth quarter and the full year 2017 was primarily driven by the release of a portion of our previously recorded deferred tax asset valuation allowance in the fourth quarter of 2016, offset by higher equity income from the RC business and significantly reduced operating expenses.
As of December 31, 2017, the Company had cash and cash equivalents of $30.7 million, an increase of 132% compared to $13.2 million as of December 31, 2016, including the impact of capital allocation initiatives of $32.1 million. The Company also had no current or long-term restricted cash as of December 31, 2017, compared to $13.7 million as of December 31, 2016.
Tax Reform
There were a number of significant changes within the recently enacted Tax Act. Overall, the final Tax Act reinforced tax credits derived from the production and sale of refined coal, which is critical to Tinuum Group. The impact of the Base Erosion Anti-Abuse Tax (“BEAT”) has some ambiguity, but importantly, investors that are impacted by BEAT are still able to appropriately use refined coal tax credits; however, their margin related to those credits may be impacted. Further, lower corporate tax rates reduce the total project margins available in a refined coal transaction as the expenses of the projects are worth less in tax benefits. However, we believe the Tax Act eliminates the market uncertainty of what tax reform would bring. It provides additional clarity to the large majority of potential investors in Tinuum's pipeline, and has the potential to open up new prospective tax-equity investors in Tinuum’s ongoing focus to lease or sell its remaining refined coal facilities.
The Company's assessment and accounting for the income tax effects of the Tax Act affecting its consolidated financial statements is generally complete, subject to continued evaluation during 2018, and as such, the Company recorded an adjustment to its recorded deferred tax assets and deferred tax liabilities from 35 percent to 21 percent as of the effective date of the Tax Act. Accordingly, the Company recorded a reduction of $5.8 million to its net deferred tax assets with a corresponding entry to deferred tax expense for the year ended December 31, 2017 for those temporary differences expected to reverse. Additionally, due to changes to forecasts of future utilization of deferred tax assets related to the effects of the Tax Act, somewhat offset by the positive impacts of additional invested RC facilities, the Company decreased its deferred tax asset valuation allowance by $0.5 million as of December 31, 2017.
2018 Outlook
Sampson added, “We enter 2018 with growing confidence in both our pipeline of potential RC tax equity investors and the strength of projected cash flows that our currently invested RC facilities will provide. These strong, predictable cash flows will continue to support our capital allocation plan, which includes the ongoing focus on delivering shareholder value through our dividend program and opportunistic share buybacks. We believe the passage of tax reform in late December provides supportive clarity for our RC segment and, in addition to obtaining tax equity investors for two RC facilities in November 2017, has reaffirmed our recently updated expected future cash flows at ADES from our Tinuum investments, net of taxes and applicable interest charges as of December 31, 2017, to a range between $275 million and $300 million through 2021. This is an increase of over 20% compared to our prior forecast at the end of September 2017.”
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, March 13, 2018. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 8970009. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized Bed boilers and Pulverized Coal boilers respectively.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, and expectations about potential transactions with tax-equity investors, planned expense reduction initiatives, as well as future acquisition activity. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; inability to commercialize our technologies on favorable terms; our liability to identify and complete appropriate acquisition opportunities; loss of key personnel; potential claims from any terminated employees, customers or vendors; failure to satisfy performance guarantees; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$30,693	$13,208
Restricted cash	—	13,736
Receivables, net	1,113	8,648
Receivables, related party	3,247	1,934
Prepaid expenses and other assets	1,835	1,382
Total current assets	36,888	38,908
Property and equipment, net of accumulated depreciation of $1,486 and $2,920, respectively	410	735
Equity method investments	4,351	3,959
Deferred tax assets	38,661	61,396
Other assets	2,308	2,298
Total Assets	$82,618	$107,296
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,000	$1,920
Accrued payroll and related liabilities	1,384	2,121
Billings in excess of costs on uncompleted contracts	1,830	4,947
Legal settlements and accruals	—	10,706
Other current liabilities	2,664	4,017
Total current liabilities	6,878	23,711
Legal settlements and accruals, long-term	—	5,382
Other long-term liabilities	2,285	2,038
Total Liabilities	9,163	31,131
Commitments and contingencies (Notes 3 and 4)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,465,821 and 22,322,022 shares issued and 20,752,055 and 22,024,675 shares outstanding at December 31, 2017 and 2016, respectively	22	22
Treasury stock, at cost: 1,713,766 and zero shares as of December 31, 2017 and 2016, respectively	(16,397)	—
Additional paid-in capital	105,308	119,494
Accumulated deficit	(15,478)	(43,351)
Total stockholders’ equity	73,455	76,165
Total Liabilities and Stockholders’ Equity	$82,618	$107,296

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except per share data)	2017	2016	2015
Revenues:
Equipment sales	$31,401	$46,949	$60,099
Chemicals	4,246	3,025	888
Consulting services and other	45	648	1,752
Total revenues	35,692	50,622	62,739
Operating expenses:
Equipment sales cost of revenue, exclusive of depreciation and amortization	28,438	37,741	45,433
Chemicals cost of revenue, exclusive of depreciation and amortization	3,434	1,700	601
Consulting services and other cost of revenue, exclusive of depreciation and amortization	13	376	1,518
Payroll and benefits	7,669	12,390	23,589
Rent and occupancy	795	2,168	3,309
Legal and professional fees	4,354	8,293	16,604
General and administrative	3,857	3,721	6,104
Research and development, net	157	(648)	5,362
Depreciation and amortization	789	979	2,019
Total operating expenses	49,506	66,720	104,539
Operating loss	(13,814)	(16,098)	(41,800)
Other income (expense):
Earnings from equity method investments	53,843	45,584	8,921
Royalties, related party	9,672	6,125	10,642
Interest income	54	268	24
Interest expense	(3,024)	(5,066)	(8,402)
Litigation settlement and royalty indemnity expense, net	3,269	3,464	—
Other	2,025	2,463	494
Total other income	65,839	52,838	11,679
Income (loss) before income tax expense	52,025	36,740	(30,121)
Income tax expense (benefit)	24,152	(60,938)	20
Net income (loss)	$27,873	$97,678	$(30,141)
Earnings (loss) per common share (Note 1):
Basic	$1.30	$4.40	$(1.37)
Diluted	$1.29	$4.34	$(1.37)
Weighted-average number of common shares outstanding:
Basic	21,367	21,931	21,773
Diluted	21,413	22,234	21,773
Cash dividends declared per common share outstanding:	$0.75	$—	$—

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2017	2016	2015
Cash flows from operating activities
Net income (loss)	$27,873	$97,678	$(30,141)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred tax benefit from release of valuation allowance	(474)	(61,396)	—
Depreciation and amortization	789	979	2,019
Debt prepayment penalty and amortization of debt issuance costs	109	1,380	987
Impairment of property, equipment, inventory, intangibles and cost method investment	464	2,280	2,087
Provision for accounts receivable and other receivables	385	13	633
Interest costs added to principal balance of notes payable	—	—	923
Share-based compensation expense, net	2,209	2,868	6,879
Earnings from equity method investments	(53,843)	(45,584)	(8,921)
Gain on sale of equity method investment	—	(2,078)	—
Gain on settlement of note payable, licensed technology, and sales-type lease	—	(1,910)	—
Other non-cash items, net	44	35	285
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables	6,743	(301)	8,361
Related party receivables	(1,313)	(16)	(479)
Prepaid expenses and other assets	(351)	1,195	(107)
Costs incurred on uncompleted contracts	27,048	29,623	6,492
Deferred tax asset, net	23,208	—	—
Other long-term assets	41	961	205
Accounts payable	(920)	(4,254)	(1,340)
Accrued payroll and related liabilities	(738)	(2,887)	(102)
Other current liabilities	(1,586)	(3,105)	(812)
Billings on uncompleted contracts	(30,140)	(32,272)	(15,186)
Advance deposit, related party	—	(2,980)	(3,544)
Other long-term liabilities	154	(2,175)	595
Legal settlements and accruals	(16,088)	(4,211)	(3,722)
Distributions from equity method investees, return on investment	4,638	7,900	5,019
Net cash used in operating activities	$(11,748)	$(18,257)	$(29,869)

	Years Ended December 31,
(in thousands)	2017	2016	2015
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	48,875	38,250	8,651
Maturity of investment securities, restricted	—	336	—
Acquisition of property and equipment	(485)	(289)	(507)
Proceeds from sale of property and equipment	57	52	942
Advance on note receivable	—	—	(500)
Acquisition of business	—	—	(2,124)
Purchase of and contributions to equity method investee	(61)	(223)	(2,128)
Proceeds from sale of equity method investment	—	1,773	—
Net cash provided by investing activities	48,386	39,899	4,334
Cash flows from financing activities
Borrowings on Line of Credit	808	—	—
Repayments on Line of Credit	(808)	—	—
Short-term borrowings	—	—	13,539
Repayments on short-term borrowings and notes payable, related party	—	(14,496)	(3,234)
Short-term borrowing loan costs and debt prepayment penalty	(236)	(979)	—
Repurchase of shares to satisfy tax withholdings	(566)	(196)	(276)
Dividends paid	(15,690)	—	—
Repurchase of common shares	(16,397)	—	—
Net cash (used in) provided by financing activities	(32,889)	(15,671)	10,029
Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	3,749	5,971	(15,506)
Cash and Cash Equivalents and Restricted Cash, beginning of year	26,944	20,973	36,479
Cash and Cash Equivalents and Restricted Cash, end of year	$30,693	$26,944	$20,973
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,644	$3,647	$6,274
Cash paid for income taxes, net of refunds received	$1,672	$541	$29
Supplemental disclosure of non-cash investing and financing activities:
Settlement of RCM6 note payable	$—	$13,234	$—
Non-cash reduction of equity method investment	$—	$11,156	$—
Stock award reclassification (liability to equity)	$—	$899	$—
Dividends payable	$139	$—	$—